Exhibit 10.1

SEPARATION AGREEMENT

SEPARATION AGREEMENT dated September 14, 2006, between Hungarian Telephone & Cable Corp., a Delaware corporation (the “Company”) and William T. McGann (the “Executive”).

WHEREAS the Company and the Executive are parties to a Master Employment Agreement (the “Employment Agreement”), dated August 1, 2004 and amended and restated April 22, 2005; and

WHEREAS the Company and the Executive acknowledge and agree that the Executive’s employment shall be terminated on December 31, 2006.

NOW, THEREFORE, in consideration of the mutual covenants and commitments provided for herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both parties, the Company and the Executive hereby agree as follows:

1. Termination Date. The Executive’s employment at the Company shall be terminated as of December 31, 2006 (the “Termination Date”). The Executive acknowledges and agrees that he shall sign such letters of resignation and take such other actions as shall be reasonably necessary to effect his resignation from any corporate offices with the Company and all affiliates thereof.

2. Employment Agreement. The Employment Agreement shall be terminated on the Termination Date in its entirety and the Executive shall have no rights of any kind under or pursuant to the Employment Agreement except as otherwise provided for herein. Until the Termination Date, all terms and provisions of the Employment Agreement shall remain in full force and effect; provided that the execution of this Separation Agreement shall be deemed to satisfy any obligation to provide notice prior to termination without regard to the length of such notice period. Notwithstanding the foregoing, the Executive’s salary for the remaining term of the Employment Agreement following the date of this Separation Agreement (as well as for purposes of calculating any termination benefits for which the Executive may be entitled under this Separation Agreement or the Employment Agreement) shall be equal to the Executive’s salary (housing allowance shall be considered as part of Executive’s salary for the avoidance of doubt) immediately prior to the execution of this Separation Agreement plus a 4% increase.

3. Termination Benefits under Employment Agreement. From and after the Termination Date, the Executive shall be entitled to the termination benefits set forth in Section 15(b) of the Employment Agreement as if the Executive was terminated by the Company without cause; except that the Company shall maintain health coverage for 21 months rather than 18 months at substantially the same level of coverage now provided. For the purposes of this provision, health coverage includes Health Insurance and Access Charges as provided by Section 9 of the Employment Agreement.

4. Separation Payment. The Company also agrees to pay the Executive the following:

(a) EUR 37,000 in a lump sum within 5 days of the date of this Separation Agreement;

(b) EUR 62,400 in a lump sum within 30 days of the Termination Date;

provided that in each case the Executive has executed and delivered the waiver and release pursuant to paragraph 7 and has not revoked such waiver and release prior to any of the payments required by this paragraph 4.

5. Treatment of Stock Options; Bonus. Prior to the date of this Separation Agreement, the Executive was granted stock options under the Company’s 2002 Incentive Stock Option Plan and the 2004 Long-Term Incentive Plan (the “Plans”) as described on Exhibit A hereto. In accordance with the terms of the Employment Agreement, the Company agrees that the exercise periods for such options will remain in place and shall not be accelerated so that such stock options continue to be exercisable as if the Executive remained an employee of the Company. Except as specifically set forth in this Agreement, the Company shall have no obligation to issue additional options or pay a bonus to the Executive. The Company acknowledges that the Executive shall be eligible for a bonus related to his involvement in various strategic projects during the course of this year, provided that the Board of Directors awards bonuses to management related to said strategic projects.

6. Other Benefits. On the Termination Date, the Executive shall be entitled to the following additional benefits:

(a) the Executive shall have the right to purchase from the Company his company car and mobile phone at the respective fair market value thereof; and

(b) the Company shall reimburse reasonable fees not to exceed US$10,000 incurred by the Executive for tax advice in connection with this Separation Agreement, preparation of executives Hungarian Income Tax return for 2006 and the transaction contemplated hereby upon presentation of evidence of those fees.

7. Waiver and Release. In consideration for the rights and promises set forth in this Separation Agreement, the Executive agrees and understands that he will sign a Waiver and Release concurrently with this Separation Agreement and on the Termination Date, which Waiver and Release is in the form attached hereto as Exhibit B.

8. Non-Solicitation. Until the second anniversary of the Termination Date, the Executive agrees not to, either directly or indirectly, as a principal, agent, employee, consultant, independent contractor, employer, licensor, licensee, creditor, partner or shareholder (other than as an owner of 1% or less of the stock of a public corporation) or in any other capacity, solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire, except on behalf of the Company, any person who on or during the six (6) months immediately preceding the date of such solicitation or hire is or was an officer, employee or consultant of the Company or any of its affiliates, or which the Executive was aware was being actively recruited by the Company or any of its affiliates.

9. Non-Disclosure. The Executive acknowledges that he has been and will continue to be privy to all of the Company’s business goals, strategies and techniques, trade secrets, and other confidential and proprietary business information (collectively “Protected Information”) and that the continued confidentiality of the Protected Information is essential to the Company’s success. Accordingly, the Executive agrees, during the term of the Employment Agreement and after the Termination Date, to keep all Protected Information secret and treat it confidentially and not appropriate, divulge, disclose or otherwise disseminate (other than for the benefit of the Company) any Protected Information, except to the extent that disclosure is required by law or legal process; provided, however, that, in the event the Executive is required by law or legal process to disclose such Protected Information, the Executive shall provide the Company with adequate notice of such requirement to permit the Company to contest any such disclosure.

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10. Non-Disparagement. The Executive agrees during the term of the Employment Agreement and after the Termination Date, not to disparage or make any negative, derogatory or defamatory statements about the Company or any of its affiliates, or any of their respective officers, directors, employees, agents, consultants, representatives, successors, or assigns in any manner or otherwise interfere with, diminish, hinder or in any way jeopardize any of the Company’s or its affiliates’ relationships with anyone, including but not limited to present or potential customers, suppliers, partners, other collaborators, officers, directors, employees, agents, consultants, representatives, successors, or assigns. The Company agrees during the term of the Employment Agreement and after the Termination Date, not to disparage or make any negative, derogatory or defamatory statements about the Executive, or assigns in any manner or otherwise interferes with, diminishes, hinders or in any way jeopardizes any of the Executive’s relationships with anyone, including but not limited to present or potential customers, suppliers, partners, other collaborators, officers, directors, employees, agents, consultants, representatives, successors, or assigns.

11. Specific Performance. The Executive acknowledges and agrees that any breach by him of any of the provisions of paragraphs 8 and 9 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of paragraphs 8, 9 and 10, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. The Company acknowledges and agrees that any breach by the Company or any of its affiliates, or any of their respective officers, directors, employees, agents, consultants, representatives or successors of any of the provisions of paragraph 10 (the “Restrictive Covenant”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Company breaches, or threatens to commit a breach of, any of the provisions of paragraph 10, the Executive, in addition to, and not in lieu of, any other rights and remedies available to the Executive under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenant specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Company of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

12. Successors and Assigns. The Company shall be obligated to assign this Separation Agreement to any successor organization. This Separation Agreement shall be binding upon and inure to the Executive’s benefit and the benefit of the Executive’s estate and beneficiaries, the Company and the successors and assigns of the Company.

13. Severability. If all or any part of this Separation Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Separation Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

14. Withholding. The Company may withhold from any amounts payable under this Separation Agreement any taxes that are required to be withheld pursuant to any applicable law or regulation.

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15. Amendment and Waiver. This Separation Agreement shall not be amended or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant or condition contained in this Separation Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

16. Counterparts. This Separation Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

17. Entire Agreement. This Separation Agreement (which includes the exhibits hereto) forms the entire agreement between the parties hereto with respect to the subject matter contained in this Separation Agreement and shall supersede and override all prior agreements, promises and representations regarding such subject matter, whether in writing or otherwise.

18. Applicable Law. THIS SEPARATION AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

19. Opportunity to Engage Counsel. The Executive acknowledges that he have been afforded the opportunity to ask questions and receive answers from the Company regarding the provisions of this Separation Agreement, including but not limited to the amounts payable under this Separation Agreement and the treatment of his stock options as described above, and to obtain any additional information reasonably necessary to verify the accuracy of such information, and has received satisfactory answers to any such questions. The Executive further acknowledge that he has been afforded the opportunity to consult his own legal, tax and financial advisors regarding such provisions of this Separation Agreement, and that he possess such business and financial experience to protect his own interests in connection with the consummation of the transactions described herein, and further acknowledge that he has not received and is not relying upon any legal, tax or financial advice from the Company or any of its affiliates, or any of their respective officers, directors, employees, consultants, agents, consultants, representatives, successors or assigns.

20. Captions. The captions of this Separation Agreement are not a part of the provisions hereof and shall have no force or effect.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE & CABLE CORP.

By:	/s/ Torben V. Holm
Name:	Torben V. Holm
Title:	President and Chief Executive Officer

WILLIAM T. MCGANN

By:	/s/ William T. McGann
Name:	William T. McGann

Separation Agreement

Exhibit A

DESCRIPTION OF STOCK OPTIONS

Grant Date	Total Shares in Grant	Exercise Price	Expiration of Exercise Period
January 2, 2002	20,000	$4.72	January 1, 2012
January 3, 2003	20,000	$7.46	January 1, 2013
July 8, 2004	40,000	$9.39	December 31, 2013
January 3, 2005	35,000	$13.01	January 2, 2015
January 3, 2006	35,000	$15.62	January 2, 2016

A-1

Exhibit B

FORM OF WAIVER AND RELEASE

This WAIVER AND RELEASE (“Release”) is entered into as of September 14, 2006 (the “Release Date”), between Hungarian Telephone and Cable Corp. (the “Company”), and William T. McGann (the “Executive”).

WHEREAS, the Company and the Executive entered into a Separation Agreement dated as of September 14, 2006 (the “Agreement”), so as to provide certain severance benefits to the Executive;

WHEREAS, it is a condition to the obligations of the Company under the Agreement that the Executive sign and deliver this Waiver and Release;

NOW THEREFORE, in consideration of the agreements contained herein, and the consideration provided in the Agreement, the Company and the Executive agree as follows:

A. Release. In exchange for the consideration under the Agreement, the Executive hereby releases, acquits and forever discharges the Company, its parents, subsidiaries, and affiliates, and its and their respective officers, directors, agents, servants, employees, attorneys, successors, and assigns, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages and obligations of every kind and nature, in law, equity, or otherwise, known, suspected, disclosed, arising out of or in any way related to agreements, events, acts or conduct at any time on or prior to the Release Date, including but not limited to: any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s provision of services to the Company and its affiliates, whether such services were provided as an independent contractor, employee, officer, director or any other relationship; claims pursuant to any federal, state, local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended, the federal Age Discrimination in Employment Act of 1967, as amended, the federal Americans with Disabilities Act of 1990, as amended, tort law, contract law, wrongful discharge, discrimination, fraud, defamation, harassment, emotional distress, and breach of the implied covenant of good faith and fair dealing. The Executive agrees that if any action with respect to the claims released herein is brought in her name before any court or administrative tribunal, she will not accept any payments in connection therewith. This Release shall not release any rights the Executive has (1) under the Agreement, (2) to continued medical insurance coverage under COBRA, (3) under the Company’s 401(k) Plan, or (4) under other employee benefit and compensation plans of the Company, in the ordinary course in accordance with their terms.

B. Representations and Warranties. The Executive expressly represents and warrants that he is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released herein; that the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and that he has the full right and power to grant, execute and deliver the releases, undertakings, and agreements contained herein.

C. Indemnification. The provisions set forth herein shall not release any rights the Executive has to indemnification under the Company’s articles, by-laws, or other agreements.

D. Severability. If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate

Waiver and Release

any portion of this Release not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

E. Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

F. Captions. The captions of this Release are not a part of the provisions hereof and shall have no force or effect.

G. Applicable Law. THIS RELEASE SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

H. Survival of Executive’s Rights. Except as otherwise provided therein, all of the Executive’s rights under the Agreement, including his rights to compensation and benefits, indemnification, and his obligations under paragraphs 8, 9 and 10 thereof, shall survive this Release.

[Signature page follows.]

B-2

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

HUNGARIAN TELEPHONE & CABLE CORP.

By:	/s/Torben V. Holm
Name:	Torben V. Holm
Title:	President and Chief Executive Officer

WILLIAM T. MCGANN

By:	/s/ William T. McGann
Name:	William T. McGann

Waiver and Release